UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015
United Fire Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-34257	45-2302834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 Second Avenue, S.E., Cedar Rapids, Iowa	52401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 399-5700

______________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 16, 2015, Michael W. Phillips submitted his resignation as an independent director of the Board of Directors (the "Board") of United Fire Group, Inc. (the "Company"), effective December 31, 2015. Mr. Phillips' resignation is due to personal reasons and a desire to dedicate additional time to his family. His resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.
Mr. Phillips is an actuary by trade; therefore, the Company has requested and Mr. Phillips has consented to enter into a one-year non-compete contract that prohibits Mr. Phillips from participating in Board service for another property and casualty insurance carrier or holding company of another property and casualty insurance carrier until January 2017. Terms of the non-compete agreement afford Mr. Phillips compensation in the amount of $14,000 at the time of his resignation. In addition, 1,911 unvested stock options and 2,295 non-vested restricted stock shares will be accelerated and will vest as of December 31, 2015.
Mr. Phillips is currently a member of the Company's Compensation Committee and the Risk Management Committee of the Board.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FIRE GROUP, INC.

Date: December 21, 2015	By:	/s/ Randy A. Ramlo
Name: Randy A. Ramlo
Title: President and CEO